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                                                                   EXHIBIT 21

                        SUBSIDIARIES OF REGISTRANT


 	The following companies are wholly-owned subsidiaries of the Company and are included in the consolidated financial statements:


Name of Subsidiary                            Incorporated Under Laws of

Barzon Corporation                            Delaware
Centralia Container, Inc.                     Illinois
Greif Board Corporation                       Delaware
Greif Containers Inc.                         Canada
Independent Container, Inc.                   Kentucky
Kyowva Corrugated Container Company, Inc.     West Virginia
Michigan Packaging Company                    Delaware
Soterra, Incorporated                         Delaware
Tainer Transport, Inc.                        Delaware
Virginia Fibre Corporation                    Virginia